1 OPTION LETTER AGREEMENT June 17, 2024 CEE Holding Trust c/o Jackson Hole Trust Company, Trustee Attn: Chuck Ursini PO Box 1150 185 W Broadway, Suite 101 Jackson, Wyoming 83001 Re: Option to Purchase a 725,000 shares of Class A Common Stock of System1, Inc. Dear Michael: You and the CEE Holding Trust (the “Trust”) entered into that certain Stock Purchase Agreement, Secured Promissory Note and Stock Pledge and Security Agreement (collectively, the “Sale Documents”) to be effective as of the date set forth above (the “Effective Date”) pursuant to which the Trust purchased 725,000 shares of Class A Common Stock (the “Shares”) of System1, Inc. (the “Company”). Capitalized terms which are used herein and not defined shall have the meanings set forth in the Sale Documents. As additional consideration to induce you to enter into the Sale Documents, the Trust now hereby grants to you an option (the “Option”) running from date that you receive actual notice of the first to occur of the following Option Trigger Events until four years thereafter to repurchase from the Trust any Shares which have not yet been released from the Option as set forth below (the “Unreleased Shares”) for a purchase price equal to the lesser of (a) fair market value at the time you exercise the option, and (b) $1.50 per share. For the purposes of this letter agreement, “Option Trigger Events” mean any one of the following: (i) a breach or default by the Trust is declared by you under any of the Sale Documents, (ii) the death or Incapacity of Charles Ursini within four years after the Effective Date, or (iii) the termination or resignation of Charles Ursini from full-time employment with the Company within four years after the Effective Date. “Incapacity” means as to a natural person that (i) a court of competent jurisdiction has made a finding that such person is incapacitated, (ii) a guardian or conservator of such person’s person or estate has been appointed by a court of competent jurisdiction and is serving as such, or (iii) two physicians (licensed to practice medicine in the state where such person is domiciled at the time of the certification, and one of whom shall be board certified in the specialty most closely associated with the cause of the incapacity) certify that due to a physical or mental condition such person lacks the ability to manage his or her own personal and financial affairs. Provided that an Option Triggering Event has occurred and the option is running, you may exercise the Option at any time during the option period by delivering written notice to the Trust of the amount of shares that you wish to purchase in one or more transactions during the option period. The purchase price for the purchased shares may be at your election delivered by check, wire transfer, or set off against any amounts owed by the Trust or any of its affiliates, including Charles Ursini, to you or any of your affiliates, including Lone Star Friends Trust. After the exercise notice is delivered and payment method is specified, then the Trust must immediately transfer and assign the purchased shares to you free and clear of all liens upon tender of the purchase price or delivery of the set off

2 notice. So long as there has not been an Option Trigger Event, the restrictions on the Shares shall lapse in equal 1/4 installments, on the anniversary of the Effective Date, beginning on the one-year anniversary of the Effective Date and continuing on the subsequent anniversaries of the Effective Date until all Shares have been released on the fourth anniversary of the Effective Date. The Option granted pursuant to this Option Letter Agreement shall be terminated solely in the event that you, together with the Lone Star Friends Trust, no longer collectively hold a majority of the combined shares that you presently hold in the Company after giving effect to the transactions contemplated by the Sale Documents on the Effective Date. This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas. The Option is transferrable by you to any of your affiliates, including Lone Star Friends Trust, and may be assigned or transferred without my written consent. This letter agreement shall be subject to the confidentiality provisions set forth in the Stock Purchase Agreement. This letter agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same letter agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to me a copy of this letter. Very truly yours, CEE Holding Trust By: Jackson Hole Trust Company, Trustee By: /s/ Amy Burnside Amy Burnside, Trust Officer

3 Accepted and agreed to as of the date first set forth above: __/s/ Michael Blend_______________ MICHAEL BLEND [SIGNATURE PAGE TO LETTER AGREEMENT REGARDING OPTION TO PURCHASE UP TO 725,000 SHARES OF CLASS A COMMON STOCK OF SYSTEM1, INC.]